 For Immediate Release
Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090
Frozen Food Express Industries, Inc.
Announces Additional Stock Buy Back

Dallas, Texas, November 9, 2007—Frozen Food Express Industries, Inc. (Nasdaq: FFEX) said today that its Board of Directors has authorized additional repurchases of its common stock.  Shares will be repurchased from time to time, in the open market or through privately negotiated transactions, at prevailing market prices as permitted by applicable securities laws.
In its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) earlier this week, FFEX reported that it repurchased 456,900 shares during the quarter that ended on September 30, 2007.  At that date, there were still 357,900 shares available to be purchased from the Board’s authorization late last year.  So far during the fourth quarter of 2007, most of that remaining authorization has been purchased, and this week the Board of Directors authorized an additional one million shares to be repurchased.
 “The Board determined that the current market price of our stock is undervalued and expects that additional repurchases will serve to enhance shareholder value,” said Stoney M. (Mit) Stubbs, Jr., President and CEO of FFEX.   “There are currently about 16.5 million shares of our common stock outstanding, as compared to about 17.5 million shares one year ago.”
About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable and non-perishable goods on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.   Additional information about Frozen Food Express Industries, Inc. can be found at its Web site, http://www.ffex.net .
Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations, and assumptions made based upon information currently available.  Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project” and similar expressions.  These statements are based on our current expectations and are subject to uncertainty and change.
            Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results could differ materially from the expectations reflected in such forward-looking statements.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
Factors that are not within our control that could cause actual results to differ materially from those in such forward-looking statements include demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described in our filings with the SEC.